UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2005

(Exact name of registrant as specified in its charter)

Florida	0-25681	65-0423422
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
11760 U.S. Highway One Suite 500 North Palm Beach, Florida (Address of principal executive offices)	33408 (Zip Code)

Registrant's telephone number, including area code:  (561) 630-2400

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the
Registrant under any of the following provisions (see general Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

Wescoco LLC d/b/a FastFind

On November 21, 2005, Bankrate, Inc. (the “Company”) announced the execution of an Agreement and Plan of Reorganization (the “Agreement”) by and among the Company, FastFind, LLC, a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), and Wescoco LLC, a Delaware limited liability company d/b/a “FastFind” (“FastFind”). Pursuant to the Agreement, the Merger Sub will be merged with and into FastFind, with FastFind surviving as a wholly-owned subsidiary of the Company. The transaction is expected to close on or before November 30, 2005.

Under the terms of and subject to the conditions set forth in the Agreement, the Company will pay $10 million in cash, subject to post-closing adjustments, to the members of Wescoco LLC, with $3 million of that amount to be placed in escrow to satisfy certain indemnification obligations of the FastFind members.

In connection with the Agreement, the surviving entity (FastFind) entered into executive agreements with T. Sean McCarthy and Eric K. King, former majority members of Wescoco LLC which, among other things, impose certain obligations to maintain the confidentiality of non-public information and to refrain from certain activities in competition with FastFind. The executive agreements become effective on the closing date of the Agreement.

On November 21, 2005, the Company issued a press release announcing the entry into the transaction described above. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Mortgage Market Information Services, Inc./Interest.com

On November 21, 2005, the Company announced the execution of an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Sub 1, an Illinois corporation and wholly-owned subsidiary of the Company (“Sub 1”); Sub 2, an Illinois corporation and wholly-owned subsidiary of the Company (“Sub 2” and collectively with Sub 1, the “Subs”); Mortgage Market Information Services, Inc., an Illinois corporation, and Interest.com, Inc., an Illinois corporation (“Interest.com” and collectively with Mortgage Market Information Services, Inc., “MMIS”); Scarlett Enterprises, Ltd., an Illinois corporation (the “Shareholder” and 100% owner of MMIS); and James R. De Both (“De Both” and 100% owner of the Shareholder). Pursuant to the Merger Agreement, Sub 1 will merge with and into Mortgage Market Information Services, Inc., and Sub 2 will merge with and into Interest.com, with each of Mortgage Market Information Services, Inc. and Interest.com surviving as wholly-owned subsidiaries of the Company.

Under the terms of and subject to the conditions set forth in the Merger Agreement, the Company will pay the Shareholder $30 million in cash, subject to post-closing adjustments, with $26 million of that amount payable seven days after the closing date; $3 million of that amount to be placed in escrow seven days after the closing date to satisfy certain indemnification obligations of the Shareholder; and the balance of  approximately $1 million (which includes nominal interest) payable to the Shareholder on January 5, 2006.

If the Company or either of the Subs are in default, or are unable or unwilling to close once all other parties have satisfied their pre-conditions to closing, then MMIS and the Shareholder shall have the right to terminate the Merger Agreement and, subject to the Company's and the Subs' right to cure, the Company and the Subs would be required to pay to the Shareholder a break-up fee of $500,000 and reimburse certain of MMIS's and the Shareholder's expenses.

In connection with the Merger Agreement, the Company and the Subs entered into a non-competition, non-solicitation and confidentiality agreement with De Both and the Shareholder which, among other things, imposes certain obligations to maintain the confidentiality of non-public information and to refrain from certain activities in competition with MMIS.

On November 21, 2005, the Company issued a press release announcing the entry into the transactions described above. A copy of the press release is filed herewith as Exhibit 99.2 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

99.1 Text of press release of Bankrate, Inc. dated November 21, 2005 announcing the execution of a definitive agreement to acquire a 100% interest in Wescoco LLC d/b/a/ FastFind.

99.2 Text of press release of Bankrate, Inc. dated November 21, 2005 announcing the execution of a definitive agreement to acquire a 100% interest in MMIS/Interest.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKRATE, INC.

Date: November 23, 2005	By:	/s/ Robert J. DeFranco
Robert J. DeFranco Senior Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit

99.1	Text of press release of Bankrate, Inc. dated November 21, 2005 announcing the execution of a definitive agreement to acquire a 100% interest in Wescoco LLC d/b/a/ FastFind.

99.2	Text of press release of Bankrate, Inc. dated November 21, 2005 announcing the execution of a definitive agreement to acquire a 100% interest in MMIS/Interest.com.